CONSENT OF INDEPENDENT AUDITORS

We consent to the reference of our firm under the captions "Financial Highlights" and "Counsel and Independent Auditors" and to the use of our reports dated December 10, 2003 with respect to Dreyfus High Yield Shares and Dreyfus Mortgage Shares, which is incorporated by reference in this Registration Statement (Form N-1A, 333-84224 and 811-21047) of Dreyfus Fixed Income Securities.

ERNST & YOUNG LLP

New York, New York
February 25, 2004